As filed with the Securities and Exchange Commission on July 2, 2018

Registration No. 333-189417

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Tallgrass Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	46-1972941
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tallgrass MLP GP, LLC LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Christopher R. Jones

4200 W. 115th Street, Suite 350

Leawood, Kansas 66211

(913) 928-6060

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Mollie Duckworth

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, Texas 78701

(512) 322-2551

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-189417, of Tallgrass Energy Partners, LP, a Delaware limited partnership (“TEP”), filed with the Securities and Exchange Commission on June 18, 2013. The Registration Statement registered 10,000,000 common units representing limited partner interests in TEP (“Common Units”) under the Tallgrass MLP GP, LLC Long-Term Incentive Plan.

On June 30, 2018, pursuant to the Agreement and Plan of Merger, dated as of March 26, 2018, by and among Tallgrass Energy GP, LP (“TEGP”), Tallgrass Equity, LLC (“Tallgrass Equity”), TEP, Razor Merger Sub, LLC (“Merger Sub”) and Tallgrass MLP GP, LLC, Merger Sub merged with and into TEP, with TEP surviving the merger as a wholly owned subsidiary of Tallgrass Equity and its subsidiaries (the “Merger”). Each outstanding Common Unit (except for any Common Units owned by Tallgrass Equity, Tallgrass Equity Investments, LLC, and TEP) was converted into the right to receive 2.0 Class A shares representing limited partner interests in TEGP.

In connection with the Merger, TEP has terminated all offerings of securities pursuant to the Registration Statement. In accordance with an undertaking made by TEP in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, TEP hereby removes from registration by means of this Post-Effective Amendment No. 1 all of such securities registered and remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Leawood, State of Kansas, on July 2, 2018.

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC, its general partner

	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.